Exhibit 99.1

For further information contact: John W. Bordelon, President and CEO (337) 237-1960

Release Date:	May 4, 2010
For Immediate Release

HOME BANCORP ANNOUNCES 2010 FIRST QUARTER RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $845,000 for the first quarter of 2010, an increase of $824,000 compared to the fourth quarter of 2009 and a decrease of $878,000 compared to the first quarter of 2009. Diluted earnings per share were $0.11 for the first quarter of 2010, compared to $0.00 and $0.21 for the fourth and first quarters of 2009, respectively. The first quarter of 2010 includes acquisition-related costs (pre-tax) of $357,000 related to Home Bank’s acquisition of Statewide Bank. The Company’s results include the impact of the acquired assets and assumed liabilities of Statewide Bank since the March 12, 2010 acquisition date.

“This is a time of incredible growth and opportunity for our company,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “During the first quarter, we completed the FDIC-assisted acquisition of Statewide Bank and opened our Baton Rouge headquarters.”

“The newest members of the Home Bank family, our Northshore team, have done a tremendous job serving our new customers in Covington, Madisonville, Mandeville, Abita Springs, Slidell and Folsom,” continued Mr. Bordelon. “We are confident that our ability to develop meaningful relationships with our customers will set us apart from our Northshore competitors.”

“The commitment and dedication displayed by our Acadiana, Baton Rouge and Northshore teams in executing the Statewide acquisition and opening our Baton Rouge headquarters has been tremendous,” added Mr. Bordelon. “We are very fortunate to work with such an inspired group of colleagues.”

Acquisition of Statewide Bank

On March 12, 2010, Home Bank entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) to purchase certain assets and to assume deposits and certain other liabilities of Statewide Bank, a full service community bank formerly headquartered in Covington, Louisiana. As a result of the transaction (prior to fair value adjustments), the Company acquired $199.2 million of assets, including loans of $157.0 million and $222.6 million in deposits and other liabilities.

In connection with the acquisition, Home Bank entered into loss sharing agreements with the FDIC which cover the acquired loan portfolio (“Covered Loans”) and other repossessed assets (collectively referred to as “Covered Assets”). Under the terms of the loss share agreements, the FDIC will absorb 80% of the first $41 million of losses incurred on Covered Assets and 95% of losses on Covered Assets exceeding $41 million.

The assets and liabilities from Statewide Bank were recorded at their estimated fair values as of the March 12, 2010 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. A summary of the assets and liabilities acquired and estimated fair value adjustments follows.

	As of March 12, 2010
(in thousands)	Acquired from FDIC	Fair Value Adjustments	As recorded by Home Bank
Assets
Cash and cash equivalents	$11,569	$—	$11,569
Investment securities available for sale:
U.S. agency mortgage-backed securities	24,974	—	24,974
Loans covered by loss sharing agreements	157,016	(46,601)	110,415
Real estate owned covered by loss sharing agreements	2,545	(207)	2,338
Core deposit intangible	—	1,429	1,429
FDIC loss share receivable	—	34,422	34,422
Other assets	3,077	(64)	3,013

Total assets acquired	199,181	(11,021)	188,160

Liabilities
Deposits:
Noninterest-bearing	$14,862	$—	$14,862
Interest-bearing	191,014	1,049	192,063

Total deposits	205,876	1,049	206,925
Federal Home Loan Bank (“FHLB”) advances	16,519	305	16,824
Other liabilities	161	—	161

Total liabilities assumed	$222,556	$1,354	$223,910

Excess of liabilities assumed over assets acquired			(35,750)
Cash payment received from the FDIC			35,324

Total goodwill recorded			$426

Baton Rouge Expansion

The Company opened its third full-service Baton Rouge location in March 2010. The 6,400-square foot facility, located on Corporate Boulevard, will serve as Home Bank’s Baton Rouge headquarters. Commercial Market Manager Robert Lott and the commercial lending team will anchor the branch, along with mortgage origination, cash management services and retail banking.

Loans and Credit Quality

Loans totaled $450.3 million at March 31, 2010, an increase of $113.7 million, or 34%, from December 31, 2009, and an increase of $113.9 million, or 34%, from March 31, 2009. The increase during the first quarter includes Covered Loans acquired from Statewide Bank, which totaled $108.1 million at March 31, 2010. Organic loan growth totaled $5.6 million during the first quarter of 2010. Such growth was concentrated in the commercial real estate and construction and land portfolios.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	March 31, 2010
(dollars in thousands)	Covered Loans	Noncovered Loans	Total Loans	December 31, 2009	Increase/(Decrease)
Real estate loans:
One- to four-family first mortgage	$29,971	$118,048	$148,019	$120,044	$27,975	23%
Home equity loans and lines	7,576	24,136	31,712	24,678	7,034	29
Commercial real estate	36,176	104,243	140,419	97,513	42,906	44
Construction and land	18,886	38,713	57,599	35,364	22,235	63
Multi-family residential	2,229	4,200	6,429	4,089	2,340	57

Total real estate loans	94,838	289,340	384,178	281,688	102,490	36

Other loans:
Commercial	8,456	35,979	44,435	38,340	6,095	16
Consumer	4,763	16,928	21,691	16,619	5,072	31

Total other loans	13,219	52,907	66,126	54,959	11,167	20

Total loans	$108,057	$342,247	$450,304	$336,647	$113,657	34%

Nonperforming assets, excluding Covered Assets, were $1.9 million at March 31, 2010, an increase of $198,000, or 8%, from December 31, 2009, and a decrease of $632,000, or 33%, from March 31, 2009. The ratio of nonperforming assets, excluding Covered Assets, to total assets was 0.27% at March 31, 2010, compared to 0.32% at December 31, 2009 and 0.47% at March 31, 2009. At March 31, 2010, total nonperforming assets, including Covered Assets of $18.3 million, were $20.2 million. The ratio of total nonperforming assets to total assets was 2.90% at March 31, 2010.

The Company recorded net charge-offs of $21,000 during the first quarter of 2010, compared to net charge-offs of $76,000 in the fourth quarter of 2009 and net recoveries of $1,000 in the first quarter of 2009. The Company’s loan loss provision for the first quarter of 2010 was $350,000, compared to $156,000 and $174,000 for the fourth quarter of 2009 and the first quarter of 2009, respectively. The increase in the loan loss provision during the first quarter of 2010 resulted primarily from the downgrade of two loan relationships in the Lafayette market.

At March 31, 2010, the Company’s ratio of loan loss reserves to total non-covered loans was 1.08%, compared to 1.00% and 0.83% at December 31, 2009 and March 31, 2009, respectively.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $138.2 million at March 31, 2010, increases of $18.4 million, or 15%, from December 31, 2009, and $22.0 million, or 19%, from March 31, 2009. The increase in investment securities was the result of the addition of $25.0 million of U.S. agency mortgage-backed securities acquired from Statewide Bank. At March 31, 2010, the Company had an unrealized loss position on its investment securities portfolio of $191,000, compared to net unrealized losses of $133,000 and $7.2 million at December 31, 2009 and March 31, 2009, respectively. The unrealized loss relates primarily to the Company’s non-agency mortgage-backed securities holdings, which totaled $36.9 million at March 31, 2010, down from $39.7 million at December 31, 2009. Due to increasing delinquencies and defaults in the mortgage loans underlying certain non-agency mortgage-backed securities, the Company recorded an other-than-temporary impairment (“OTTI”) charge of $1.9 million during the fourth quarter of 2009.

The following table summarizes the Company’s non-agency mortgage-backed securities portfolio as of March 31, 2010 (in thousands).

Collateral	Tranche	S&P Rating	Amortized Cost	Unrealized Gain/(Loss)
Prime	Super Senior	AAA	$9,345	$312
Prime	Senior	AAA (1)	17,453	(1,298)
Prime	Senior	Below investment grade	2,973	(513)
Prime	Senior support	Below investment grade	2,566	(225)
Alt-A	Super senior	Below investment grade	2,007	(414)
Alt-A	Senior	AAA	691	29
Alt-A	Senior	Below investment grade (2)	1,763	(803)
Alt-A	Senior support	Below investment grade	144	717

Total non-agency mortgage-backed securities			$36,942	$(2,195)

(1)	Includes one security with an amortized cost of $1.6 million and an unrealized loss of $35,000 not rated by S&P. This security is rated “Aaa” by Moody’s.
(2)	This security is not rated by S&P. This security is rated “Caa2” by Moody’s.

The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, equity securities, corporate bonds, trust preferred securities, hedge fund investments, collateralized debt obligations or structured investment vehicles.

Deposits

Deposits totaled $539.9 million at March 31, 2010, an increase of $168.3 million, or 45%, from December 31, 2009, and an increase of $164.8 million, or 44%, from March 31, 2009. The acquisition of Statewide Bank added $206.9 million in deposits during the quarter, including approximately $46.2 million of higher-cost, out-of-state brokered deposits which the Company elected to re-price. Consistent with management’s expectations, the vast majority of out-of-state depositors elected to withdraw their deposits. The Company’s organic core deposit growth during the first quarter of 2010 totaled $6.7 million.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	March 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2010	2009	Amount	Percent
Demand deposit	$88,139	$66,956	$21,183	32%
Savings	25,991	21,009	4,982	24
Money market	94,727	80,810	13,917	17
NOW	62,428	48,384	14,044	29
Certificates of deposit	268,649	154,434	114,215	74

Total deposits	$539,934	$371,593	$168,341	45%

Net Interest Income

Net interest income for the first quarter of 2010 totaled $5.9 million, an increase of $352,000, or 6%, compared to the fourth quarter of 2009, and a decrease of $3,000, or 0.1%, compared to the first quarter of 2009. The Company’s net interest margin was 4.69% for the first quarter of 2010, 29 basis points higher than the fourth quarter of 2009 and 7 basis points lower than the first quarter of 2009.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	March 31, 2010		December 31, 2009		March 31, 2009
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Earning-assets:
Loans receivable	$360,963	6.61%	$340,937	6.52%	$339,528	6.57%
Investment securities	123,183	4.30	120,756	4.50	124,668	5.46
Other interest-earning assets	20,049	0.55	34,807	0.51	32,978	3.84

Total earning-assets	$504,195	5.81	$496,500	5.60	497,174	6.11

Interest-bearing liabilities
Deposits:
Savings, checking, and money market	$153,003	0.72	$150,368	0.75	$133,318	0.73
Certificates of deposit	181,861	2.15	158,644	2.57	157,272	3.06

Total interest-bearing deposits	334,864	1.50	309,012	1.68	290,590	1.99
FHLB Advances	17,897	3.53	18,860	3.56	36,381	2.67

Total interest-bearing liabilities	$352,761	1.60	$327,872	1.79	$326,971	2.07

Net interest spread		4.21		3.81		4.04
Net interest margin		4.69		4.40		4.75

Noninterest Income

Noninterest income for the first quarter of 2010 totaled $997,000, an increase of $1.8 million, or 223%, compared to the fourth quarter of 2009 and an increase of $38,000, or 4%, compared to the first quarter of 2009. Excluding the impact of the OTTI charge of $1.9 million in the fourth quarter of 2009, first quarter 2010 noninterest income decreased $79,000, or 7%, compared to the fourth quarter of 2009. The decrease from the fourth quarter of 2009 resulted primarily from lower gains on the sale of mortgage loans. The increase from the first quarter of 2009 resulted from an increase in income on bank-owned life insurance, which was partially offset by a decrease in gain on sale of loans.

Noninterest Expense

Noninterest expense for the first quarter of 2010 totaled $5.2 million, an increase of $755,000, or 17%, compared to the fourth quarter of 2009 and an increase of $1.2 million, or 31%, compared the first quarter of 2009. Excluding the impact of $357,000 in acquisition-related costs incurred in the first quarter of 2010, noninterest expense for the first quarter of 2010 increased $398,000, or 9%, and $881,000, or 22%, compared to the quarters ended December 31, 2009 and March 31, 2009, respectively. The primary reason for the increase in noninterest expense during the first quarter of 2010 was higher compensation and benefits expense. Compensation and benefits expense increased primarily due to hiring staff for our Baton Rouge headquarters location in the first quarter of 2010, in addition to increased stock-based compensation expenses. Stock-based compensation expenses increased due to award grants under the

Company’s stock option and recognition and retention plans approved by the Company’s shareholders in May 2009. Additionally, regulatory fees increased during the quarter ended March 31, 2010 compared to the same quarter a year ago as a result of an increase in base insurance premium assessments on deposits by the FDIC.

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes the impact of acquisition-related charges and charges for the other-than-temporary impairment of investment securities. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s core operating results. This non-GAAP financial information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2010	March 31, 2009	% Change	December 31, 2009	% Change
Assets
Cash and cash equivalents	$17,841,146	$25,592,391	(30)%	$25,709,597	(31)%
Interest-bearing deposits in banks	5,652,000	1,388,000	307	3,529,000	60
Cash invested at other ATM locations	—	24,328,114	(100)	—	—
Investment securities available for sale, at fair value	123,608,320	112,296,397	10	106,752,131	16
Investment securities held to maturity	14,628,588	3,895,918	275	13,098,847	12
Mortgage loans held for sale	2,411,700	1,590,600	52	719,350	235
Loans covered by loss share agreements	108,056,686	—	—	—	—
Non-covered loans, net of unearned income	342,247,448	336,389,803	2	336,647,292	2

Total loans	450,304,134	336,389,803	34	336,647,292	34
Allowance for loan losses	(3,680,819)	(2,780,698)	32	(3,351,688)	(10)

Total loans, net of allowance	446,623,315	333,609,105	34	333,295,604	34

Office properties and equipment, net	17,386,998	15,227,422	14	16,186,690	7
Cash surrender value of bank-owned life insurance	15,710,189	5,334,033	195	15,262,645	3
FDIC loss share receivable	34,422,039	—	—	—	—
Accrued interest receivable and other assets	18,455,796	9,633,416	92	10,081,885	83

Total Assets	$696,740,091	$532,895,396	31%	$524,635,749	33%

Liabilities
Deposits	$539,934,197	$375,142,247	44%	$371,592,747	45%
Federal Home Loan Bank advances	19,259,424	24,207,021	(20)	16,773,802	15
Accrued interest payable and other liabilities	4,681,109	4,246,421	10	3,519,896	33

Total Liabilities	563,874,730	403,595,689	40	391,886,445	44

Shareholders’ Equity
Common stock	$89,270	$89,270	—%	$89,270	—%
Additional paid-in capital	88,424,553	87,165,161	1	88,072,884	—
Treasury stock	(2,980,831)	—	—	(1,848,862)	61
Common stock acquired by benefit plans	(10,824,200)	(6,962,960)	55	(10,913,470)	(1)
Retained earnings	58,282,859	53,778,603	8	57,437,444	1
Accumulated other comprehensive income (loss)	(126,290)	(4,770,367)	97	(87,962)	(44)

Total Shareholders’ Equity	132,865,361	129,299,707	3	132,749,304	—

Total Liabilities and Shareholders’ Equity	$696,740,091	$532,895,396	31%	$524,635,749	33%

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended March 31,		% Change	For The Three Months Ended	% Change
	2010	2009		December 31, 2009
Interest Income
Loans, including fees	$5,907,230	$5,521,750	7%	$5,586,544	6%
Investment securities	1,323,218	1,702,796	(22)	1,357,827	(3)
Other investments and deposits	27,323	312,410	(91)	45,342	(40)

Total interest income	7,257,771	7,536,956	(4)	6,989,713	4

Interest Expense
Deposits	1,236,197	1,427,272	(13)%	1,309,249	(6)%
Federal Home Loan Bank advances	157,659	243,037	(35)	168,156	(6)

Total interest expense	1,393,856	1,670,309	(17)	1,477,405	(6)

Net interest income	5,863,915	5,866,647	—	5,512,308	6
Provision for loan losses	350,032	173,662	102	155,670	125

Net interest income after provision for loan losses	5,513,883	5,692,985	(3)	5,356,638	3

Noninterest Income
Service fees and charges	467,389	454,706	3%	478,977	(2)%
Bank card fees	283,057	260,724	9	269,176	5
Gain on sale of loans, net	78,393	140,387	(44)	190,511	(59)
Income from bank-owned life insurance	149,246	65,216	129	99,280	50
Other-than-temporary impairment of securities	—	—	—	(1,888,381)	100
Other income	18,557	38,072	(51)	37,326	(50)

Total noninterest income	996,642	959,105	4	(813,111)	223

Noninterest Expense
Compensation and benefits	3,012,137	2,327,338	29%	3,038,901	(1)%
Occupancy	387,983	316,372	23	324,609	20
Marketing and advertising	201,737	167,653	20	180,479	12
Data processing and communication	379,382	345,266	10	353,406	7
Professional fees	468,062	213,572	119	167,499	179
Franchise and shares tax	201,071	226,250	(11)	(69,061)	391
Regulatory fees	110,904	50,408	120	105,580	5
Other expenses	484,229	360,223	34	389,340	24

Total noninterest expense	5,245,505	4,007,082	31	4,490,753	17

Income before income tax expense	1,265,020	2,645,008	(52)	52,774	2,297
Income tax expense	419,605	921,476	(54)	31,148	1,247

Net income	$845,415	$1,723,532	(51)%	$21,626	3,809%

Earnings per share - basic	$0.11	$0.21	(48)	$—	—%

Earnings per share - diluted	$0.11	$0.21	(48)	$—	—%

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended March 31,		%	For The Three Months Ended	%
	2010	2009	Change	December 31, 2009	Change
AVERAGE BALANCE SHEET DATA (dollars in thousands)
Total assets	$559,413	$525,560	6%	$530,914	5%
Total interest-earning assets	504,195	497,174	1	496,500	2
Loans	360,963	339,528	6	340,937	6
Interest-bearing deposits	334,864	290,590	15	309,012	8
Interest-bearing liabilities	352,761	326,971	8	327,872	8
Total deposits	407,380	357,472	14	375,236	9
Total shareholders’ equity	129,618	128,865	1	132,495	(2)

SELECTED RATIOS (1)
Return on average assets	0.60%	1.31%	(54)%	0.02%	2,900%
Return on average total equity	2.61	5.35	(51)	0.07	3,629
Efficiency ratio (2)	76.46	58.71	30	95.56	(20)
Average equity to average assets	23.17	24.52	(6)	24.96	(7)
Core capital ratio (3) (4)	14.94	19.19	(22)	20.24	(26)
Net interest margin (5)	4.69	4.75	(1)	4.40	7

PER SHARE DATA
Basic earnings per share	$0.11	$0.21	(48)%	$—	—%
Diluted earnings per share	$0.11	$0.21	(48)	$—	—
Book value at period end	$15.30	$14.48	6	$15.13	1

PER SHARE DATA
Shares outstanding at period end	8,682,700	8,926,875	(3)	8,774,975	(1)
Weighted average shares outstanding
Basic	7,707,576	8,226,116	(6)	7,816,657	(1)
Diluted	7,789,451	8,226,116	(5)	7,863,050	(1)

	March 31, 2010	March 31, 2009	% Change	December 31, 2009	% Change
CREDIT QUALITY (dollars in thousands) (3) (6) (7) (8)
Nonaccrual loans	$1,473	$2,489	(41)%	$1,279	15%
Accruing loans past due 90 days and over	—	—	—	—	—

Total nonperforming loans	1,473	2,489	(41)	1,279	15
Other real estate owned	421	37	1,038	417	1

Total nonperforming assets	1,894	2,526	(25)	1,696	12
Performing troubled debt restructurings	762	441	73	556	37

Total nonperforming assets and troubled debt restructurings	$2,656	$2,967	(10)	$2,252	18

Nonperforming assets to total assets	0.27%	0.47%	(43)%	0.32%	(16)%
Nonperforming loans to total assets	0.21	0.47	(55)	0.24	(13)
Nonperforming loans to total loans	0.33	0.74	(55)	0.38	(13)
Allowance for loan losses to nonperforming assets	194.3	110.1	76	197.7	(2)
Allowance for loan losses to nonperforming loans	249.9	111.7	124	262.2	(5)
Allowance for loan losses to total loans	1.08	0.83	30	1.00	8

Year-to-date loan charge-offs	$28	$2	1,300%	$141	(80)%
Year-to-date loan recoveries	7	3	133	22	(68)

Year-to-date net loan charge-offs	21	(1)	2,200	119	(82)

Annualized YTD net loan charge-offs to total loans	—%	—%	—%	0.04	(100)%

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Asset quality and capital ratios are end of period ratios.
(4)	Capital ratios are Bank only.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6)

Asset quality ratios exclude loans of $108.1 million at March 31, 2010 covered under loss-sharing agreements with the FDIC related to the acquisition of Statewide Bank during the first quarter of 2010.

(7)	Nonperforming assets exclude $18.3 million at March 31, 2010 covered under loss-sharing agreements with the FDIC related to the acquisition of Statewide Bank during the first quarter of 2010.
(8)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on all loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.